Exhibit 99.1

IMPLANT SCIENCES APPOINTS GLENN D. BOLDUC AS
PRESIDENT AND CHIEF EXECUTIVE OFFICER

WAKEFIELD, MA. January 6, 2009…Implant Sciences Corporation (NYSE Alternext US: IMX), a supplier of sophisticated systems and sensors for the homeland security market and related industries, today announced the appointment of Glenn D. Bolduc as the Company’s new President and Chief Executive Officer.  In addition, the Board of Directors has appointed Mr. Bolduc as a member of the Board.  Both appointments were effective January 1, 2009.  Prior to these appointments, Mr. Bolduc held the position of Chief Financial Officer.  Phillip C. Thomas resigned his positions as the Company’s President, Chief Executive Officer and Chairman effective December 31, 2008 to pursue other personal interests.

Phillip C. Thomas stated, “Almost two years ago I joined Implant Sciences and was charged with the task of leading the Company through a major restructuring enabling the Company to be more competitive in the Security, Safety and Defense (SS&D) industry.  During my tenure, we disposed of non-strategic assets; built an industry-focused team capable of meeting the challenges within the SS&D marketplace; made significant sales progress, especially in penetrating the international marketplace; and strengthened our overall financial position during difficult economic times.  I believe the Company’s restructuring goals have been accomplished, as have my own personal goals.  The time is right to hand the reins of the Company over to Glenn Bolduc, who I am certain, will continue executing on the Company’s strategic plan.”

Glenn D. Bolduc, President and Chief Executive Officer of Implant Sciences, commented, “We are most appreciative of Phil Thomas’ leadership and his efforts to position the Company to be a pure-play in the SS&D industry.  With the repositioning task behind us, we are keenly focused on executing our growth plan.  We believe our organization has now been properly streamlined so as to be able to take advantage of growth opportunities while doing so in a cost-effective manner.  While drawing upon my past experiences in leading companies facing challenges similar to those faced by Implant Sciences today, I look forward to working with our experienced and knowledgeable team in executing our strategic plan.  We believe our talented staff and innovative technology form the foundation upon which Implant Sciences can grow into a market leader in the SS&D industry.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, the Company’s ability to execute on the Company’s growth plan; the Company’s ability to retain the staff necessary to execute upon the strategic plan; the Company’s ability to innovate and become a market leader; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2008 and Quarterly Report on Form 10-Q for the period ended September 30, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Glenn Bolduc, CEO
(781) 246-0700
gbolduc@implantsciences.com